Exhibit 99.1

   EDUCATION MANAGEMENT CORPORATION REPORTS FISCAL 2006 SECOND QUARTER EPS OF
                                      $0.62

                -- INCREASES FISCAL 2006 EPS GUIDANCE BY $0.08 --

    PITTSBURGH, Feb. 8 /PRNewswire-FirstCall/ -- Education Management Corporation (Nasdaq: EDMC) today reported its financial results for the second quarter ended December 31, 2005. For the quarter, net revenues increased 13.3% to $312.6 million and net income grew 20.3% to $47.6 million, or $0.62 per diluted share. Effective July 1, 2005, the Company adopted the fair value recognition provisions of FASB Statement No. 123(R) ("SFAS 123(R)"), "Share-Based Payment," using the modified-prospective transition method, under which no restatement of prior periods is made for the fair value recognition of compensation cost. The adoption of this standard has a significant impact on the comparability of the results of operations for the Company. If the Company had adopted SFAS 123(R) using the retrospective method and restated the second quarter of fiscal 2005, net income for the second quarter of fiscal 2006 would have increased 36.3% over the prior year period.

    John R. McKernan, Jr., EDMC's Vice Chairman and Chief Executive Officer, commented, "Through good management of our expenses and the dedication of our employees, the Company had a strong second quarter. As a result, we are raising our full year earnings per share guidance to $1.54 while continuing to invest in our future as evidenced by moving our online operations into a new 40,000 square foot facility in Pittsburgh, the hiring of additional admissions representatives, and the opening of two new Art Institutes in Indianapolis, IN and San Bernardino (Inland Empire), CA."

    Financial Highlights

     - Revenues for the three months ended December 31, 2005 increased 13.3% to $312.6 million, compared to $275.8 million for the same period a year ago. Revenue growth in the second quarter of fiscal 2006 resulted from a 9.5% increase in total student enrollment and an approximate 5% increase in tuition rates. Total enrollment at the start of the Fall quarter was 72,471 students compared to 66,179 students for the same period last year.

     - Second quarter income before interest and taxes (operating income) rose 19.6% to $77.9 million from $65.1 million for the same period a year ago. The consolidated operating margin improved 130 basis points to 24.9%. The improvement in consolidated operating margin was due in part to lower bad debt, salaries and rent expense as a percentage of revenue that was partially offset by higher advertising expense. On a proforma basis after giving effect to stock compensation expense under SFAS 123(R) for the quarter ended December 31, 2004, income before interest and taxes (operating income) increased 34.9% to $77.9 million from $57.7 million, resulting in consolidated operating margin improvement of approximately 400 basis points to 24.9% from 20.9%.

     - The Company's effective tax rate was 39.9% for the second quarter of fiscal 2006, as compared to 39.0% recorded in the comparable quarter of the prior year. The effective tax rate was higher primarily due to a reduction in tax reserves recorded in the 2005 second quarter related to a favorable resolution of a tax audit.

     - Net income for the quarter grew 20.3% to $47.6 million, or $0.62 per diluted share, compared to $39.6 million, or $0.53 per diluted share, in the year ago period. On a proforma basis after giving effect to stock compensation expense under SFAS 123(R) for the quarter ended December 31, 2004, net income would have been $34.9 million, or $0.47 per diluted share and would have increased 31.9% in the second quarter of fiscal 2006 (see table below labeled "Reconciliation of Non-GAAP Financial Measures").

     - At December 31, 2005, the Company had cash and cash equivalents of $213.4 million as compared to $29.2 million at December 31, 2004. Cash flow from operations for the six-month period ended December 31, 2005 was $132.7 million compared to $80.5 million last fiscal year. Higher cash flow compared to the same period in the prior year was primarily due to the growth in net income and positive working capital changes.

     - Capital expenditures were $34.6 million, or 6.1% of revenue for the first half of fiscal 2006, compared to $40.6 million, or 8.3% of revenue, last year.

    Student Enrollment

    At the start of the current winter quarter (third quarter of fiscal 2006), total enrollment at EDMC's schools was 71,911 students, an 8.8% increase from the same time last year. Same-school enrollment (schools owned for one year or more) increased 8.5% to 71,753 students. Campus-based enrollment includes students at Brown Mackie Colleges in Dallas and Fort Worth, Texas that discontinued accepting new enrollments in August 2005. There were a total of 80 students at these two schools during the current winter quarter compared to 423 in the prior year period. At the start of the current winter quarter, excluding students at Brown Mackie Colleges in Dallas and Fort Worth, total enrollment and same-school enrollment at EDMC's schools increased 9.4% and 9.1%, respectively. Students taking 100% of their coursework online increased 60.9% to 4,447 students.

                                   2006       2005        %
                                  Winter     Winter     Change
                                 --------   --------   --------
Total enrollment                   71,911     66,103        8.8%
Same-school enrollment
 (owned for 1 year or more)        71,753     66,103        8.5%

Students taking 100% of their
 coursework online                  4,447      2,763       60.9%

    The Company's quarterly revenues and income fluctuate primarily as a result of the pattern of student enrollments. Student enrollment at the Art Institute schools has typically peaked in the fall (fiscal year second quarter), when the largest number of recent high school and college graduates traditionally begin post-secondary education programs. The first quarter is typically the lowest revenue recognition quarter due to student vacations. The seasonality of the Company's business has decreased over the last several years due to an increased percentage of students at the Company's schools enrolling in bachelor's and graduate degree programs.

    Share-based Payment

    Effective July 1, 2005, the Company adopted the fair value recognition provisions of SFAS 123(R), "Share-Based Payment," using the modified-prospective transition method. Under that transition method, compensation cost recognized during the second quarter of fiscal 2006 includes (a) compensation cost for all share-based payments granted prior to, but not fully vested as of July 1, 2005, based on the grant date fair value estimated in accordance with the original provisions of FASB Statement No. 123, and (b) compensation cost for all share-based payments granted subsequent to July 1, 2005, based on the grant-date fair value estimated in accordance with the provisions of SFAS 123(R). The adoption of SFAS 123(R) resulted in $5.1 million of share-based payment expense in the quarter ended December 31, 2005. In addition, an incremental $1.7 million of restricted stock expense, which is generally accounted for similarly under APB No. 25 and SFAS 123(R), was also recognized in the quarter ended December 31, 2005.

    Because the Company adopted SFAS 123(R) using the modified prospective method, results for periods prior to June 30, 2005 have not been restated which affects the comparability of results.

    Business Outlook

    The Company estimates that enrollment growth will be in the high single digits for the Spring term (fourth quarter of fiscal 2006) but somewhat lower than the Winter term. For the third quarter and 2006 fiscal year, the Company projects revenue growth in the range of 12-13% and 13-14%, respectively. Reflecting the impact of SFAS 123(R), the Company estimates diluted EPS of $0.48 and $1.54 for the third quarter and fiscal year, respectively. For the full fiscal year ending June 30, 2006, the Company anticipates an effective tax rate of 39.4% and capital spending of approximately 7.5 to 8.0% of revenue.

    Conference Call with Management

    Education Management will host a conference call to discuss its fiscal 2006 second quarter results on Thursday, February 9, 2006 at 10:30 a.m. (Eastern
Time). Those wishing to participate in this call should dial 303-262-2054 approximately 10 minutes prior to the start of the call. A listen-only audio of the conference call will also be broadcast live over the Internet at www.edmc.com.

    Education Management Corporation (www.edmc.com) is among the largest providers of private post-secondary education in North America, based on student enrollment and revenue. EDMC has 72 primary campus locations in 24 states and two Canadian provinces. EDMC's education institutions offer a broad range of academic programs concentrated in the media arts, design, fashion, culinary arts, behavioral sciences, health sciences, education, information technology, legal studies and business fields, culminating in the award of associate's through doctoral degrees. EDMC has provided career-oriented education for over 40 years.

    Statements in this press release that relate to future results and events, including statements about EDMC's anticipated financial and operating performance, are forward-looking statements within the meaning of the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks, uncertainties and assumptions, which change over time. Forward-looking statements speak only as of the date they are made and EDMC does not undertake any obligation to update these forward- looking statements. Actual results could differ materially from those anticipated in the forward-looking statements, and future results could differ materially from EDMC's historical performance. Factors that could cause or contribute to such differences include: general economic, political and industry conditions; the Company's effectiveness in its regulatory compliance efforts; the effects of extensive and changing regulations on the Company's business; changing market needs and technology; the Company's ability to add and integrate new schools and grow its online programs; increased competition; the Company's ability to recruit and retain key personnel; and other matters disclosed in the Company's Securities and Exchange Commission filings, including the Company's Annual Report on Form 10-K.

                              --Tables to Follow--

                        EDUCATION MANAGEMENT CORPORATION
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                (Dollars in thousands, except per share amounts)
                                   (unaudited)

                                               For the three months          For the six months
                                                ended December 31,            ended December 31,
                                           ---------------------------   ---------------------------
                                               2005           2004           2005           2004
                                           ------------   ------------   ------------   ------------
Net revenues                               $    312,611   $    275,808   $    565,596   $    489,402

Costs and expenses:
  Educational services                          171,096        157,412        342,497        308,237
  General and administrative                     62,533         51,629        121,975         98,161
  Amortization of intangible assets               1,130          1,657          2,617          3,423
                                                234,759        210,698        467,089        409,821

Income before interest and taxes                 77,852         65,110         98,507         79,581
  Interest (income) expense, net                 (1,444)           260         (2,148)           983

Income before income taxes                       79,296         64,850        100,655         78,598
  Provision for income taxes                     31,667         25,270         39,074         30,865

Net income                                 $     47,629   $     39,580   $     61,581   $     47,733

Diluted earnings per share                 $       0.62   $       0.53   $       0.80   $       0.64

Weighted average number of diluted
 shares outstanding (000's):                     76,673         75,315         76,586         75,127

Selected Cash Flow Data (Unaudited):

                                               For the three months          For the six months
                                                ended December 31,            ended December 31,
                                           ---------------------------   ---------------------------
                                               2005           2004           2005           2004
                                           ------------   ------------   ------------   ------------
Net cash flows provided by
 (used in) operations                      $    (38,461)  $    (42,155)  $    132,705   $     80,545
Depreciation and amortization                    17,412         14,256         34,301         28,751
Capital expenditures                            (19,018)       (22,438)       (34,600)       (40,575)

Selected Consolidated Balance Sheet Data (Unaudited):

                                                     As of December 31,
                                                ---------------------------
                                                    2005           2004
                                                ------------   ------------
Cash and cash equivalents                       $    213,449   $     29,222
Receivables, net                                      43,660         47,883
Current assets                                       296,863        116,731
Total assets                                         976,454        756,184
Current liabilities                                  163,606        147,463
Long-term debt (including current portion)             8,739          5,585
Shareholders' investment                             754,573        588,585

                  Reconciliation of Non-GAAP Financial Measures
                                   (Unaudited)
                (Dollars in thousands, except per share amounts)

    EDMC makes use of certain non-GAAP financial measures in evaluating the Company's results to enhance comparability between previously reported periods. The non-GAAP measure, "net income, including the impact of stock compensation expense", is reconciled with GAAP net income for the three month and six month periods ended December 31, 2004, in the table below.

                                               For the three months          For the six months
                                                ended December 31,            ended December 31,
                                           ---------------------------   ---------------------------
                                             2005 (a)         2004         2005 (a)         2004
                                           ------------   ------------   ------------   ------------
GAAP Net Income                            $     47,629   $     39,580   $     61,581   $     47,733
Add: Share-based employee
 compensation expense included
 in reported net income, net of
 tax, for the periods ended
 December 31, 2004                                    -            166              -            318

Deduct: Total share-based employee
 compensation expense determined under
 SFAS 123(R), net of tax, for the
 periods ended December 31, 2004                      -         (4,801)             -         (9,004)

Net income, including the impact of
 share-based compensation expenses         $     47,629   $     34,945   $     61,581   $     39,047

Earnings per share:
  Basic--as reported                       $       0.63   $       0.54   $       0.82   $       0.65
  Basic--including the impact of
   share-based compensation expense                 n/a   $       0.47            n/a   $       0.53

  Diluted--as reported                     $       0.62   $       0.53   $       0.80   $       0.64
  Diluted--including the impact of
   share-based compensation expense                 n/a   $       0.47            n/a   $       0.52

    (a) Results for the three and six month periods ended December 31, 2005 include an additional $6.8 and $12.8 million, pre-tax, respectively, of share-based compensation expense due to the adoption of SFAS 123(R).

    The Company adopted SFAS 123(R) on July 1, 2005 using the modified prospective method, which resulted in the recognition of stock compensation expense in the statement of income during the three and six months ended December 31, 2005 without corresponding charges in the prior year periods. The Company believes that presenting diluted earnings per share, including the impact of stock compensation expense for the three and six month periods ended December 31, 2004, is an additional measure of performance that investors can use to compare operating results between reporting periods. Due to the increased comparability, management of the Company uses this information in evaluating the Company's results of operations and believes that this information may also provide investors better insight in evaluating the Company's earnings performance in comparison to the prior year periods.

     COMPANY CONTACTS:
     James Sober, CFA
     Vice President, Finance
     (412)995-7684

SOURCE  Education Management Corporation
    -0-                             02/08/2006
    /CONTACT: James Sober, CFA, Vice President, Finance of Education Management Corporation, +1-412-995-7684/
    /Web site:  http://www.edmc.com/
    (EDMC)